Exhibit 10.2

LIMITED GUARANTY

THIS LIMITED GUARANTY (as amended, modified, waived, supplemented, extended, restated or replaced from time to time, this “Guaranty”) is made as of the 15th day of October, 2013, by NORTHSTAR REAL ESTATE INCOME II, INC., a Maryland corporation (together with its successors and permitted assigns and any other Person that becomes a guarantor under this Guaranty, “Guarantor”), for the benefit of CITIBANK, N.A., a national banking association, as buyer under the Repurchase Agreement (in such capacity, together with its successors and assigns, “Buyer”).

RECITALS:

WHEREAS, under and subject to the terms of the Master Repurchase Agreement, dated as of October 15, 2013 (as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Repurchase Agreement”), by and between CB LOAN NT-II, LLC, a Delaware limited liability company, as seller (together with its successors and permitted assigns, “Seller”), and Buyer, as buyer, Seller may sell and Buyer may purchase Purchased Loans with a simultaneous agreement by such Seller to repurchase such Purchased Loans;

WHEREAS, Seller is a direct wholly-owned Subsidiary of NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership (“Operating Partnership”);

WHEREAS, Guarantor is the sole general partner of the Operating Partnership;

WHEREAS, Guarantor will benefit directly or indirectly from the transactions contemplated under the Repurchase Agreement; and

WHEREAS, Buyer is unwilling to enter into the Transaction Documents or the transactions contemplated thereby without the benefit of this Guaranty.

NOW, THEREFORE, based upon the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor, intending to be legally bound, hereby agrees as follows:

Article 1

DEFINITIONS

Section 1.01 Definitions.

(a)       Unless otherwise defined above or in this Article 1, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Repurchase Agreement or in the UCC (defined in the Repurchase Agreement).

(b)       As used in this Guaranty and the schedules, exhibits, annexes or other attachments hereto, unless the context requires a different meaning, the following terms shall have the following meanings:

Limited Guaranty (Citibank and Northstar)

“Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person or entity as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person or entity.

“Code”: The Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.

“Commonly Controlled Entity”: An entity, whether or not incorporated, which is under common control with Seller or Guarantor within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes Seller or Guarantor and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.

“Consolidated Subsidiaries”: As of any date and any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Default Rate” shall have the meaning specified in Section 2.01 of this Guaranty.

“Derivatives Contract”: Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross–currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.

“EBITDA”: With respect to any Person and for any Test Period, an amount equal to the sum of (a) MFFO, (b) stock-based compensation expenses, (c) non-cash reserves and (d) Fixed Charges.

“Equity Interests”: With respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

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“Fixed Charges”: With respect to any Person at any time, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP.

“Foreign Corrupt Practices Act”: Title 15 of the United States Code (15 U.S.C. §§ 78dd-1, et seq.), as amended, modified or replaced from time to time.

“Funds from Operations” or “FFO”: With respect to any Person at any time, Net Income (or loss) of such Person (prior to any impact from minority interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), minus (i) gains or losses from sales of depreciable properties, (ii) the cumulative effect of changes in accounting principles, and (iii) real estate-related depreciation and amortization.

“GAAP”: With respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States which are in effect from time to time.

“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents.

“Guarantor Claims”: Defined in Section 6.25(a).

“Guarantor Indebtedness”: Any and all Indebtedness of Seller, Guarantor or any other Person specified under the Transaction Documents to Buyer, the Indemnified Parties and any other Person specified under the Transaction Documents in connection with the Transaction Documents, including, but not limited to, the aggregate Repurchase Price outstanding, the aggregate Price Differential outstanding, all other Repurchase Obligations outstanding, and amounts that would be owed by Seller, Guarantor or any other Person to Buyer or any Indemnified Parties but for the fact that they are unenforceable or not allowable, including due to any Act of Insolvency of Seller, in each case of such Guarantor Indebtedness, howsoever created, arising, incurred, acquired or evidenced, whether existing now or arising hereafter, as such Guarantor Indebtedness may be amended, modified, extended, renewed or replaced from time to time.

“Guarantor Liabilities”: Defined in Section 2.01.

“Guarantor Obligations”: Defined in Section 2.01.

“Guaranty Limit”: The amount equal to 100% of the aggregate outstanding Repurchase Price for all Purchased Loans, provided, that upon, and from and after, Guarantor having raised $50,000,000 of equity capital, the “Guaranty Limit” shall mean the sum of (a) twenty five percent (25%) of the aggregate outstanding Repurchase Price for Purchased Loans with a Debt Yield (Purchase Price), calculated as of the applicable Purchase Date for such Purchased Loans, equal to or greater than 10% and (b) one hundred percent (100%) of the aggregate outstanding Repurchase Price for Purchased Loans with a Debt Yield (Purchase Price), calculated as of the applicable Purchase Date for such Purchased Loans, less than 10%.

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“Indebtedness”: For any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such person; (e) Capital Leases of such Person; and (f) indebtedness of others guaranteed by such Person.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Act of Insolvency.

“Intangible Assets”: With respect to Guarantor on any date, assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Internal Control Event”: Fraud that involves management or other employees who have a significant role in the internal controls of Seller or Guarantor over financial reporting.

“Investment”: With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option (when exercised) to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in the Purchased Loan Documents, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Company Act”: The Investment Company Act of 1940, as amended, restated or modified from time to time, including all rules and regulations promulgated thereunder.

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“Modified Funds from Operations” or “MFFO”: With respect to any Person at any time, FFO calculated without giving effect to the following: (a) acquisition fees and expenses; (b) straight-line rent and amortization of above or below intangible lease assets and liabilities; (c) amortization of discounts, premiums and fees on debt investments; (d) non-recurring impairment of real estate-related investments; (e) realized gains (or losses) from the early extinguishment of debt; (f) realized gains (or losses) on the extinguishment or sales of hedges, foreign exchange, securities and other derivative holdings, except where the trading of such instruments is a fundamental attribute to such Person’s business; (g) unrealized gains (or losses) for fair value adjustments on real estate securities, including commercial mortgage-backed securities and other securities, interest rate swaps and other derivatives not deemed hedges and foreign exchange holdings; (h) unrealized gains (losses) from the consolidation from, or deconsolidation to, equity accounting; (i) adjustments related to contingent purchase price obligations; and (j) adjustments for consolidated and unconsolidated partnerships and joint ventures. For the avoidance of doubt, the calculation of “MFFO” as provided herein should be consistent with the calculation of MFFO disclosed in any financial statements of the Guarantor.

“Multiemployer Plan”: A Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income”: With respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“PBGC”: The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for state, municipal, local or other local taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, (b) Liens imposed by Requirement of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, and (c) Liens granted pursuant to or by the Transaction Documents.

“Plan”: An employee pension benefit plan as defined in Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 303 of ERISA in respect of which any Seller, Servicer, Guarantor or any Commonly Controlled Entity sponsors, contributes to or is obligated to contribute to, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be, an “employer” as defined in Section 3(5) of ERISA.

“Rating Agencies”: Each of Fitch, Inc., Moody’s, S&P and any other nationally recognized statistical rating agency.

“REIT”: A Person qualifying for treatment as a “real estate investment trust” under the Code.

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“Reportable Event”: Any event set forth in Section 4043(c) of ERISA, other than an event as to which the notice period is waived under PBGC Reg. § 4043.

“Repurchase Obligations”: All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller and Guarantor to Buyer arising under or in connection with the Transaction Documents, whether now existing or hereafter arising, and all interest and fees that accrue in connection with the Transaction Documents after the commencement by or against Seller or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Required Capital Amount”: An amount equal to or greater than the lesser of (i) the sum of (a) 80% of the most recently reported Total Equity as of the date of the Repurchase Agreement plus (b) 80% of the net cash proceeds received by Guarantor in connection with any issuance of Equity Interests in Guarantor that occurs after the date hereof and (ii) $250,000,000.

“Responsible Officer”: With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the presidents/co-presidents, the general counsel, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory in such Person’s Governing Documents.

“Sanctioned Entity”: (a) A country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, that (in the case of the preceding clauses (a), (b), (c) and this clause (d)) is subject to a country sanctions program administered and enforced by the Office of Foreign Assets Control, or (e) a Person named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control.

“Single Employer Plan”: Any Plan that is not a Multiemployer Plan.

“Solvent”: With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of

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the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Tangible Net Worth”: As of a particular date, the difference between (i) Total Equity and (ii) Intangible Assets.

“Test Period”: The time period from the first day of each calendar quarter, through and including the last day of such calendar quarter.

“Total Equity”: The total equity as reported on Guarantor’s balance sheet in accordance with GAAP.

“Total Indebtedness”: With respect to any Person and its Consolidated Subsidiaries and any date, all amounts of Indebtedness of such Person plus the proportionate share of all Indebtedness not reflected on such Person’s consolidated balance sheet of all non-consolidated Affiliates of such Person, on or as of such date.

“Underlying Obligor”: Individually and collectively, as the context may require, the Mortgagor and other obligor or obligors under a Purchased Loan, including (i) any Person that has not signed the related Mortgage Note but owns an interest in the related Mortgaged Property, which interest has been encumbered to secure such Purchased Loan, and (ii) any other Person who has assumed or guaranteed the obligations of such Mortgagor under the Purchased Loan Documents relating to a Purchased Loan.

Section 1.02   Interpretive Provisions. Headings are for convenience only and do not affect interpretation. The following rules of this Section 1.02 apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Guaranty, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Guaranty or another agreement or document includes the party’s permitted successors, substitutes or assigns. In the event there is more than one Seller or Guarantor, the act or omission by, or occurrence with respect to, any one Seller or Guarantor, as the case may be, shall be sufficient to result in the triggering of the applicable provision of the Transaction Documents. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced in accordance with the terms thereof, except to the extent prohibited by any Transaction Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or re-enactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A

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reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. A Default or Event of Default exists until it has been cured or waived in writing by Buyer. The words “hereof,” “herein,” “hereunder” and similar words refer to this Guaranty as a whole and not to any particular provision of this Guaranty, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Guaranty may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made, in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9. A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced therein. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Whenever a Person is required to provide any document to Buyer under the Transaction Documents, the relevant document shall be provided in writing including in the form of a PDF attachment to electronic mail or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in electronic format or both printed and electronic format. The Transaction Documents are the result of negotiations between Seller, Guarantor and Buyer, have been reviewed by counsel to Buyer and counsel to Seller and Guarantor, and are the product of both parties. No rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of the Transaction Documents or the Transaction Documents themselves. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion, subject in all cases to the implied covenant of good faith and fair dealing. Reference in any Transaction Document to Buyer’s discretion shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion (exercised in good faith), and the exercise of such discretion shall be final and conclusive. In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto unless otherwise expressly stated herein or therein shall be in the sole and absolute discretion of Buyer (exercised in good faith), and such decision shall be final and conclusive.

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Article 2

GUARANTY OF PAYMENT AND PERFORMANCE

Section 2.01   Guaranty. Guarantor hereby absolutely, primarily, unconditionally and irrevocably guarantees to Buyer, as primary obligor, as guarantor of payment and performance and not as surety or guarantor of collection and as and for its own debt, until the final and indefeasible payment in full thereof, subject to the terms of this Section 2.01, (i) the payment, when due, by maturity, mandatory prepayment, acceleration or otherwise, of the Guarantor Indebtedness and any amounts due under Article 5 of this Guaranty, and (ii) the full and timely performance of, and compliance with, each and every duty, agreement, undertaking, indemnity, obligation and liability of Seller under the Transaction Documents strictly in accordance with the terms thereof (collectively, the “Guarantor Obligations” and, together with the Guarantor Indebtedness, the “Guarantor Liabilities”), in each case, however created, arising, incurred, acquired or evidenced, whether primary, secondary, direct, indirect, absolute, contingent, joint, several or joint and several, and whether now or hereafter existing or due or to become due, as the foregoing are amended, modified, extended, renewed or replaced from time to time. All payments by Guarantor under this Guaranty shall be in immediately available lawful money of the United States of America and without deduction, defense, set-off or counterclaim. Any amounts not paid when due shall accrue interest at the Pricing Rate applicable during the continuance of an Event of Default (such rate, the “Default Rate”). Notwithstanding any provision to the contrary contained herein or in any of the other Transaction Documents, the obligations of Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any Requirement of Law of any state. Notwithstanding anything to the contrary contained herein, the Guarantor shall not be liable for any Guarantor Indebtedness in excess of the Guaranty Limit; provided, that such limitation shall not apply to the payment of any amounts that arise under Article 5 of this Guaranty or to any payment required pursuant to the Non-Recourse Carve Out Guaranty, which amounts under Article 5 and the Non-Recourse Carve-Out Guaranty, if applicable, are in addition to but without duplication of the amounts payable under this Guaranty.

Section 2.02   Release of Collateral, Parties Liable, etc. Guarantor agrees that, except as otherwise provided in the Repurchase Agreement, (a) any or all of the Purchased Loans and other collateral, security and property now or hereafter held for the Guaranty or the Guarantor Liabilities may be released, waived, exchanged, terminated, modified, sold, assigned, hypothecated, participated, pledged, compromised, surrendered or otherwise transferred or disposed of from time to time, (b) except as expressly set forth in the Transaction Documents, Buyer shall have no obligation to protect, perfect, secure, enforce, release, exchange or insure any Purchased Loans or any collateral, security, property, Liens, interests or encumbrances now or hereafter held for the Guaranty or the Guarantor Liabilities or the properties subject thereto, (c) the time, place, manner or terms of payment of the Guarantor Liabilities may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed, increased, altered or accelerated, in whole or in part, (d) Buyer may take any action in the exercise of any right, power, remedy or privilege under the Transaction Documents or Requirement of Law or waive or refrain from exercising any of the foregoing, (e) any of the provisions of the Repurchase Agreement and the other Transaction Documents and the Guarantor Liabilities may

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be modified, amended, waived, supplemented, replaced or restated from time to time, (f) any party liable for the payment of the Repurchase Obligations or the Guarantor Liabilities, including, without limitation, other guarantors, may be granted indulgences, released or substituted, (g) any deposit balance for the credit of Seller or any other party liable for the payment of the Guarantor Liabilities, including, without limitation, other guarantors, or liable upon any security therefor, may be released, in whole or in part, at, before and/or after the stated, extended or accelerated maturity of the Guarantor Liabilities and (h) Buyer may apply any sums by whomever paid or however realized to any amounts owing by any Guarantor, Seller or any other Person for the Repurchase Obligations or the Guarantor Liabilities in such manner as Buyer may determine in its discretion, subject to the terms of the Transaction Documents, all of the foregoing in clauses (a) through (h) without notice to or further assent by Guarantor, who shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence, release or other act.

Section 2.03   Waiver of Rights. Guarantor expressly waives: (a) notice of acceptance of this Guaranty by Buyer and of all extensions of credit, loans or advances to or purchases from Seller by Buyer; (b) diligence, presentment and demand for payment of any of the Guarantor Liabilities; (c) protest and notice of dishonor or of default to Guarantor or to any other party with respect to the Guarantor Liabilities or with respect to any collateral, security or property therefor; (d) notice of Buyer obtaining, amending, substituting for, releasing, waiving, modifying, extending, replacing or restating all or any portion of the Guarantor Liabilities, the Repurchase Agreement, any other Transaction Document, other guarantees or any Lien now or hereafter securing the Guarantor Liabilities or the Guaranty, or Buyer subordinating, compromising, discharging, terminating or releasing such Liens; (e) notice of the execution and delivery by Seller, Buyer or any other Person of any other loan, purchase, credit or security agreement or document or of Seller’s or such other Person’s execution and delivery of any promissory notes or other documents arising under or in connection with the Transaction Documents or in connection with any purchase of Seller’s or such other Person’s property or assets; (f) except as otherwise required pursuant to the Repurchase Agreement, notice of the occurrence of any breach by Seller or any other Person or of any Event of Default; (g) except as otherwise required pursuant to the Repurchase Agreement, notice of Buyer’s transfer, disposition, assignment, sale, pledge or participation of the Guarantor Liabilities, the Purchased Loans, the Transaction Documents, the Purchased Loan Documents, or any collateral, security or property for the Guaranty or the Guarantor Liabilities or any portion of the foregoing; (h) except as otherwise required pursuant to the Repurchase Agreement, notice of the sale or foreclosure (or posting or advertising for sale or foreclosure) of all or any portion of any Purchased Loans or any collateral, security or property for the Guaranty or the Guarantor Liabilities; (i) notice of the protest, proof of non-payment or default by Seller or any other Person; (j) except as otherwise required pursuant to the Repurchase Agreement, any other action at any time taken or omitted by Buyer, and, generally, all demands and notices of every kind in connection with this Guaranty, the Transaction Documents, the Guarantor Liabilities, the Purchased Loans, any collateral, security or property for the Guaranty or the Guarantor Liabilities, the Purchased Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranty or the Guarantor Liabilities and the obligations hereby guaranteed; (k) all other notices to which Guarantor might otherwise be entitled; (l) demand for payment under this Guaranty; (m) any right to assert against Buyer, as a defense, counterclaim, set-off or cross-claim, any defense (legal or equitable), disability, set-off, counterclaim or claim of any kind or nature whatsoever that any Guarantor or Seller may

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now or hereafter have against Buyer (other than payment in full of the Guarantor Liabilities), Seller or any other Person, but such waiver shall not prevent Guarantor from asserting against Buyer in a separate action, any claim, action, cause of action or demand that Guarantor might have, whether or not arising out of this Guaranty; (n) to the fullest extent permitted by Requirement of Law, the right (if any) to revoke this Guaranty as to any future Guarantor Liabilities; and (o) any right at any time to insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise effect the performance by Guarantor of the Guarantor Liabilities or the enforcement by Buyer of the Guarantor Liabilities or this Guaranty. It shall not be necessary for Buyer (and Guarantor hereby waives any rights which Guarantor may have to require Buyer), in order to enforce the obligations of Guarantor hereunder, to (i) institute suit, enforce its rights or exhaust its remedies against Seller, others liable on the Guarantor Liabilities, the Underlying Obligors or any other Person, (ii) enforce Buyer’s rights or exhaust its remedies under or with respect to the Purchased Loan Documents and the collateral and property secured thereby, the Purchased Loans or any collateral, security or property which shall ever have been given to secure the Transaction Documents or the Guarantor Liabilities, (iii) enforce Buyer’s rights against any other guarantors of the Guarantor Liabilities, (iv) join Seller or others liable on the Guarantor Liabilities or any other Person in any action seeking to enforce this Guaranty, (v) mitigate damages, take any other action to reduce, collect or enforce the Guarantor Liabilities or to pursue or refrain from pursuing any right or remedy which might benefit Guarantor or (vi) resort to any other means of obtaining payment of the Guarantor Liabilities.

Section 2.04   Validity of Guaranty. The validity of this Guaranty, the obligations of Guarantor hereunder and Buyer’s rights and remedies for the enforcement of the foregoing shall in no way be terminated, abated, reduced, released, modified, changed, compromised, discharged, diminished, affected, limited or impaired in any manner whatsoever by the happening from time to time of any occurrence, condition, circumstance, event, action or omission of any kind whatsoever, including, without limitation, any of the following (and Guarantor hereby waives any common law, equitable, statutory, constitutional, regulatory or other rights (including rights to notice), defenses (legal and equitable), set-off, counterclaims and claims which Guarantor might have now or hereafter as a result of or in connection with any of the following): (a) Buyer’s assertion or non-assertion or election of any of the rights or remedies available to Buyer pursuant to the provisions of the Transaction Documents, the Purchased Loan Documents or pursuant to any Requirement of Law and the impairment or elimination of Guarantor’s rights of subrogation, reimbursement, contribution or indemnity against Seller or any other Person; (b) the waiver by Buyer of, or the failure of Buyer to enforce, or the lack of diligence by Buyer in connection with, the enforcement of any of its rights or remedies under the Transaction Documents, the Purchased Loan Documents, the Purchased Loans or any collateral, security or property for the Guaranty or the Guarantor Liabilities; (c) the granting by Buyer of (or failure by Buyer to grant) any indulgence, forbearance, adjustment, compromise, consent, approval, waiver or extension of time; (d) the exercise by Buyer of or failure to exercise any so-called self-help remedies; (e) any occurrence, condition, circumstance event, action or omission that might in any manner or to any extent vary, alter, increase, extend or continue the risk to Guarantor or might otherwise operate as a discharge or release of Guarantor under Requirement of Law; (f) any full or partial release or discharge of or accord and satisfaction with respect to liability for the Guarantor Liabilities, or any part thereof, of Seller, Guarantor or any other

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Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guarantor Liabilities, or any part thereof; (g) the impairment, modification, change, release, discharge, limitation of the liability or insolvency of Seller, Guarantor, any Underlying Obligor or any Person liable for or obligated on the Guarantor Liabilities, or any of their estates in bankruptcy resulting from or pursuant to the bankruptcy or insolvency of any of the foregoing or the application of the Insolvency Laws or of or any decision of any court of the United States or any state thereof or of any foreign jurisdiction or Seller or Guarantor ceasing to be liable for all or any portion of the Guarantor Liabilities other than in accordance with the Transaction Documents; (h) any present or future Requirement of Law or order of any Governmental Authority (de jure or de facto) purporting to reduce, amend or otherwise affect the Guarantor Liabilities or to vary any terms of payment, satisfaction or discharge thereof; (i) the waiver, compromise, settlement, release, extension, amendment, change, modification, substitution, replacement, reduction, increase, alteration, rearrangement, renewal or termination of the terms of the Guarantor Liabilities, the Transaction Documents, the Purchased Loans, any collateral, security or property for the Guaranty or the Guarantor Liabilities, the Purchased Loan Documents, any or all of the obligations, covenants or agreements of Seller, the Underlying Obligors or any other Person under the Transaction Documents or Purchased Loan Documents (except by satisfaction in full of all Guarantor Liabilities) or of any Guarantor under this Guaranty and/or any failure of Buyer to notify any Guarantor of any of the foregoing; (j) the extension of the time for satisfaction, discharge or payment of the Guarantor Liabilities or any part thereof owing or payable by Seller or any other Person under the Transaction Documents or of the time for performance of any other obligations, covenants or agreements under or arising out of this Guaranty or the extension or renewal of any thereof; (k) any existing or future offset, counterclaim, claim or defense (other than payment in full of the Guarantor Liabilities) of Seller or any other Person against Buyer or against payment of the Guarantor Liabilities, whether such offset, claim or defense arises in connection with the Guarantor Liabilities (or the transactions creating same) or otherwise; (l) the taking or acceptance or refusal to take or accept or the existence of any other guaranty of or collateral, security or property for the Guarantor Liabilities in favor of Buyer, any other Indemnified Parties or any other Person specified in the Transaction Documents or the enforcement or attempted enforcement of such other guaranty, collateral, security or property; (m) any sale, lease, sublease or transfer of or Lien on all or a portion of the assets or property of Seller or Guarantor, or any changes in the shareholders, partners or members of Seller or Guarantor, or any reorganization, consolidation or merger of Seller or Guarantor; (n) the invalidity, illegality, insufficiency or unenforceability of all or any part of the Guarantor Liabilities, the Transaction Documents, the Purchased Loans, any collateral, security or property for the Transaction Documents or the Guarantor Liabilities, the Purchased Loan Documents or any document or agreement executed in connection with the foregoing, for any reason whatsoever, including, without limitation, the fact that (1) the Guarantor Liabilities, or any part thereof, exceeds the amount permitted by Requirement of Law or violates usury laws or exceeds the Repurchase Obligations, (2) the act of creating the Guarantor Liabilities, the Purchased Loans, the Transaction Documents, any collateral, security or property for the Guaranty or the Guarantor Liabilities or any part of the foregoing is ultra vires, (3) the officers or representatives executing the Purchased Loan Documents or Transaction Documents or otherwise creating the Guarantor Liabilities, the Purchased Loans or any collateral, security or property for the Guaranty or the Guarantor Liabilities acted in excess of their authority, (4) Seller, any

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Underlying Obligor or any other Person has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guarantor Liabilities wholly or partially uncollectible, (5) the creation, performance or repayment of the Guarantor Liabilities, the Purchased Loans or any collateral, security or property for the Guaranty or the Guarantor Liabilities (or the execution, delivery and performance of any Transaction Document, Purchased Loan Document or document or instrument representing part of the Guarantor Liabilities, the Purchase Loans any collateral, security or property for the Guaranty or the Guarantor Liabilities or executed in connection with the Guarantor Liabilities, the Purchased Loans or any collateral, security or property for the Guaranty or the Guarantor Liabilities, or given to secure the repayment of the Guarantor Liabilities or the other Purchased Loans) is illegal, uncollectible or unenforceable or (6) any Purchased Loan Document, any Transaction Document or any other document, agreement or instrument has been forged or otherwise is irregular or not genuine or authentic; (o) any release, waiver, termination, sale, pledge, participation, transfer, surrender, exchange, subordination, deterioration, waste, loss, diminution or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of the Purchased Loans or any collateral, security or property at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranty or the Guarantor Liabilities; (p) the failure of Buyer or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of the Purchased Loans or any other collateral, security or property for the Guaranty or the Guarantor Liabilities, including, but not limited to, any neglect, delay, omission, failure or refusal of Buyer (1) to take or prosecute any action for the collection of any of the Guarantor Liabilities, any Purchased Loan or any collateral, security or property for the Guaranty or the Guarantor Liabilities, (2) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose, upon any Purchased Loan or any security, collateral or property for the Guaranty or Guarantor Liabilities or (3) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guarantor Liabilities; (q) the existence, value, or condition of the Purchased Loans or any collateral, security, property or Lien securing the Transaction Documents or the Guarantor Liabilities, or the fact that the Purchased Loans or any collateral, security, property or Lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranty or the Guarantor Liabilities, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable, invalid, insufficient, illegal or subordinate to any other Lien or Buyer’s actions or omissions in respect to any of the foregoing; (r) any payment by Seller or any other Person to Buyer is held to constitute a preference under Insolvency Laws, or for any reason Buyer is required to refund such payment or pay such amount to such Seller or other Person; (s) any act which may accelerate the operation of any statute of limitations applicable to the Guarantor Liabilities or (t) any event or action that would, in the absence of this Section 2.04, result in the full or partial, legal or equitable, release, discharge, defense of guaranty or surety or relief of Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty or any other agreement, in each case, whether or not such event or action increases the likelihood that Guarantor will be required to pay the Guarantor Liabilities pursuant to the terms hereof or thereof and whether or not such event or action prejudices Guarantor, it being the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guarantor Liabilities when due, notwithstanding any occurrence, condition, circumstance, event, action or omission whatsoever, whether contemplated or

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uncontemplated, and whether or not otherwise or particularly or expressly described herein, which obligation shall be deemed satisfied only upon the full and final indefeasible payment and satisfaction of the Guarantor Liabilities.

Section 2.05   Primary Liability of the Guarantor. Without limiting the foregoing provisions, Guarantor agrees that this Guaranty may be enforced by Buyer without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the Transaction Documents, the Purchased Loans or any collateral, security or property now or hereafter securing the Transaction Documents or the Guarantor Liabilities or otherwise, and Guarantor hereby waives the right to require Buyer to proceed against Seller, any Underlying Obligor or any other Person or to require Buyer to pursue any other remedy or enforce any other right. Guarantor further agrees that Guarantor shall have no right of subrogation, reimbursement or indemnity whatsoever against any Person, or any right of recourse to the Purchased Loans or any collateral, security or property for the Guaranty or the Guarantor Liabilities, so long as any such Guarantor Liabilities remain outstanding. Guarantor further agrees that nothing contained herein shall prevent Buyer from suing on the Repurchase Agreement or any of the other Transaction Documents or foreclosing (whether by judicial or non-judicial foreclosing or enforcement) its security interest in or Lien on any Purchased Loan or any collateral, security or property now or hereafter securing the Transaction Documents or the Guarantor Liabilities or from exercising any other rights or remedies available to it under Requirement of Law, the Repurchase Agreement or any of the other Transaction Documents or any other instrument of security if none of Seller or Guarantor timely perform the obligations of Seller or other Persons thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of Guarantor’s obligations hereunder; it being the purpose and intent of Guarantor that Guarantor’s obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Guarantor agrees that any release by Buyer of Seller or Guarantor or with respect to the Purchased Loans or any other collateral, security or property now or hereafter securing the Transaction Documents shall not release Guarantor or affect the Guarantor Liabilities. Guarantor further agrees that Buyer is under no obligation to marshal any property or assets of Seller or Guarantor in favor of Guarantor or against or in payment of the Guarantor Liabilities. Buyer may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, Buyer shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any obligor for Guarantor Obligations, whether because of any Requirement of Law pertaining to “election of remedies” or otherwise, Guarantor hereby consents to such action by Buyer and waives any claim based upon such action, even if such action by Buyer shall result in a full or partial loss of any rights of subrogation which Guarantor might otherwise have had but for such action by Buyer. Any election of remedies which results in the denial or impairment of the right of Buyer to seek a deficiency judgment against any obligor for Guarantor Obligations shall not impair Guarantor’s obligation to pay the full amount of the Guarantor Obligations. Guarantor recognizes, acknowledges and agrees that Guarantor may be required to pay the Guarantor Liabilities in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to pay or perform the Guarantor Liabilities, or that Buyer will look to other parties to pay or perform the Guarantor Liabilities. Guarantor recognizes, acknowledges and agrees that it is not entering into

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this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of the Purchased Loans or any of the collateral, security or property for the Guaranty or the Guarantor Liabilities. Guarantor acknowledges and agrees that Buyer shall not be liable for any occurrence, condition, circumstance, event, action or omission waived by Guarantor or permitted under the terms of this Guaranty.

Section 2.06   Remedies. Guarantor agrees that in the event Guarantor fails to pay its obligations hereunder when due and payable under this Guaranty, Buyer shall be entitled to (a) any and all remedies available to it under this Guaranty, the other Transaction Documents and/or Requirement of Law, including, without limitation, all rights of set-off, subject to the terms set forth herein, (b) the benefit of all Liens heretofore, now and at any time or times hereafter granted by such Guarantor to Buyer, if any, to secure such Guarantor’s obligations hereunder and (c) interest on the Guarantor Liabilities at the Default Rate.

Section 2.07   Term of Guaranty. This Guaranty shall continue in full force and effect until the Guarantor Liabilities are fully and indefeasibly paid, performed and discharged and the Transaction Documents are terminated. This Guaranty covers the Guarantor Liabilities whether presently outstanding or arising subsequent to the date hereof, including all amounts advanced by Buyer in stages or installments. Notwithstanding the foregoing, this Guaranty shall remain in full force and effect and continue to be effective, or be reinstated, as the case may be, and any payment of the Guarantor Liabilities hereunder shall be reinstated, revived and restored if at any time this Guaranty, the obligations of Guarantor under this Guaranty, payment and/or performance of all or any portion of the Guarantee Liabilities or any transfer by Guarantor to Buyer or any Indemnified Party in payment of all or any portion of the Guarantor Liabilities is rescinded, reduced in amount or is otherwise restored or returned by Buyer or any Indemnified Party (or Buyer or any Indemnified Party elects to do so on the advice of counsel) due to any of the foregoing being void or voidable under any Insolvency Law, including but not limited to, provisions of the Bankruptcy Code related to preferences, fraudulent conveyances, other voidable or recoverable payments of money or transfers of property or otherwise, or upon or in connection with an Act of Insolvency or Insolvency Proceeding with respect to, or the insolvency of, Seller, any co-Guarantor or any other Person obligated on or for the Guarantor Liabilities, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, or the assignment for the benefit of creditors by, Seller, any co-Guarantor or such other Person or any substantial part of such Seller’s, any co-Guarantor’s or such other Person’s property or assets, or otherwise, all as though such payments, transfer, performance or otherwise had not been made or occurred; provided, however, (i) if all or any portion of any payment, performance, transfer or otherwise is rescinded, reduced, restored or returned, the Guarantor Liabilities shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned and (ii) all reasonable costs and expenses (including, without limitation, any reasonable legal fees and disbursements) incurred by Buyer or any Indemnified Parties in connection with any of the foregoing shall be deemed to be included as a part of the Guarantor Liabilities.

Section 2.08   Survival. The provisions of this Article 2 shall survive the termination of the Transaction Documents and the full and indefeasible payment, performance and discharge of the Guarantor Liabilities.

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Article 3

REPRESENTATIONS AND WARRANTIES

From the date hereof until the Guarantor Liabilities are fully and indefeasibly paid, performed and discharged and the Transaction Documents are terminated, Guarantor hereby represents, warrants and, as applicable, covenants, to Buyer as follows:

Section 3.01   Guarantor. Guarantor has been duly organized and validly exists in good standing as a corporation, limited liability company or limited partnership, as applicable, under the laws of the jurisdiction of its incorporation, organization or formation. Guarantor (a) has all requisite power, authority, legal right, licenses and franchises, (b) is duly qualified to do business in all jurisdictions necessary and (c) has been duly authorized by all necessary action to (i) own, lease and operate its properties and assets, (ii) conduct its business as presently conducted and (iii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, except with respect to licenses, franchises and qualification to do business in clauses (a) or (b) to the extent failure to obtain any such license, franchise or qualification would not have made a Material Adverse Effect. Guarantor’s exact legal name is set forth in the preamble and signature pages of this Guaranty. The fiscal year of Guarantor is the calendar year.

Section 3.02   Transaction Documents. This Guaranty has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity. The execution, delivery and performance by Guarantor of each Transaction Document to which it is a party do not and will not (a) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (i) Governing Document or material Indebtedness, Guarantee Obligation or Contractual Obligation applicable to Guarantor or any of its properties or assets, (ii) Requirement of Law in any material respect, or (iii) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (b) result in the creation of any material Lien (other than Permitted Liens) on any of the properties or assets of Guarantor. All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Guarantor of the Transaction Documents to which it is a party have been obtained, effected, waived or given and are in full force and effect. Unless notice is given to Buyer from time to time, there is no material litigation, proceeding or investigation pending or, to the knowledge of Guarantor, threatened, against Guarantor before any Governmental Authority (a) asserting the invalidity of any Transaction Document, (b) seeking to prevent the consummation of the Transaction Documents, any of the transactions contemplated by the Transaction Documents or any Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

Section 3.03   Solvency. Guarantor is not and has never been the subject of an Insolvency Proceeding. Guarantor is Solvent, and this Guaranty and the transactions contemplated under the terms of the Transaction Documents do not and will not render Guarantor not Solvent. Guarantor is not entering into any of the Transaction Documents to which it is a party with the intent to hinder, delay or defraud any creditor of Guarantor.

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Guarantor has received or will receive reasonably equivalent value for the Guarantor Liabilities, and the Guarantor Liabilities (a) will not render Guarantor not Solvent, (b) will not leave Guarantor with an unreasonably small amount of capital to conduct its business and (c) will not cause Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature. Guarantor has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Guarantor is generally able to pay, and as of the date hereof is paying, its debts as they come due.

Section 3.04   Taxes. Guarantor has filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by them, or with respect to any of their properties or assets, which have become due and payable, except taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Guarantor has paid, or has provided adequate reserves for the payment of, all such taxes for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit or claim relating to any such taxes now pending, or, to the knowledge of Guarantor, threatened, by any Governmental Authority which is not being contested in good faith as provided above. Guarantor has not entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes, or is aware of any circumstances that would cause the taxable years or other taxable periods of Guarantor not to be subject to the normally applicable statute of limitations. No tax Liens (other than Permitted Liens) have been filed against any property or assets of Guarantor. Guarantor does not intend to treat any Transaction as being a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4. If Guarantor determines to take any action inconsistent with such intention, it will promptly notify Buyer, in which case Buyer may treat each Transaction as subject to Treasury Regulation Section 301.6112–1 and will maintain the lists and other records required thereunder.

Section 3.05   Financial Condition. The unaudited financial statements of Guarantor and its Consolidated Subsidiaries of the fiscal quarter most recently ended, copies of which have been delivered to Buyer or filed with the Securities and Exchange Commission and certified by a Responsible Officer of Guarantor, are complete and correct and present fairly the consolidated financial condition of Guarantor and its Consolidated Subsidiaries as of such date. Commencing with the fiscal year ending December 31, 2013, the audited consolidated balance sheet of Guarantor and its Consolidated Subsidiaries as at the fiscal year most recently ended for which such audited balance sheet is available, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification arising out of the audit conducted by Guarantor’s independent certified public accountants, copies of which have been delivered to Buyer, are complete and correct and present fairly in all material respects the consolidated financial condition of Guarantor and its Consolidated Subsidiaries as of such date and the consolidated results of its operations and consolidated cash flows for the fiscal year then ended. All such financial statements, including related schedules and notes, were prepared in accordance with GAAP except as disclosed therein. Except for Hedging Transactions entered into in connection with

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Section 12(e) of the Repurchase Agreement, Guarantor does not have any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, including any Derivatives Contract, which is not reflected in the foregoing statements or notes. Since the date of the financial statements and other information most recently delivered to Buyer or filed with the Securities and Exchange Commission, Guarantor has not sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Transaction Documents) or acquired any property or assets (including Equity Interests of any other Person) that are material in relation to the consolidated financial condition of Guarantor.

Section 3.06   True and Complete Disclosure. The information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules furnished by or on behalf of any Guarantor to Buyer in connection with the Transaction Documents and the Transactions, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of any Guarantor to Buyer in connection with the Transaction Documents and the Transactions will be true, correct and complete in all material respects, or in the case of projections will be based on reasonable estimates prepared and presented in good faith, on the date as of which such information is stated or certified.

Section 3.07   Compliance with Laws. Guarantor has complied in all material respects with all Requirement of Law. Neither Guarantor nor any Affiliate of Guarantor (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act, (b) is in violation of any Anti-Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is a Sanctioned Entity, (f) has more than 10% of its assets located in Sanctioned Entities or (g) derives more than 10% of its operating income from investments in or transactions with Sanctioned Entities. The proceeds of any Transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Entity. Neither Guarantor nor Seller (a) is, or is controlled by, an “investment company” as defined in the Investment Company Act, or is required to register as an “investment company” under the Investment Company Act, (b) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970 or (c) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations or Guarantor Liabilities, as applicable. Guarantor and all Affiliates of Guarantor are in compliance with the Foreign Corrupt Practices Act and any foreign counterpart thereto. Guarantor has not made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Guarantor, any other Repurchase Party or any other Person, in violation of the Foreign Corrupt Practices Act.

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Section 3.08   Compliance with ERISA. With respect to Guarantor or any Commonly Controlled Entity, during the immediately preceding five (5) year period, (a) neither a Reportable Event nor an “accumulated funding deficiency” nor “an unpaid minimum required contribution” as defined in the Code or ERISA has occurred, (b) each Plan has complied in all material respects with the applicable provisions of the Code and ERISA, (c) no termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and (d) no Lien in favor of the PBGC or a Plan has arisen. The present value of all accumulated benefit obligations under each Single Employer Plan (based on the assumptions used for the purposes of Financial Accounting Statement Bulletin 87) relating to Guarantor or any Commonly Controlled Entity did not, as of the last annual valuation date prior to the date hereof, exceed the value of the assets of such Plan allocable to such accumulated benefit obligations. Neither Guarantor, nor any Affiliate of Guarantor is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan. Guarantor does not provide any medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer. None of the assets of Guarantor are deemed to be plan assets within the meaning of 29 C.F.R. 2510.3-101 as modified by Section 3(42) of ERISA.

Section 3.09   No Default. No Default or Event of Default exists. No Internal Control Event has occurred.

Section 3.10   No Broker. Neither Guarantor nor Seller has dealt with any broker, investment banker, agent or other Person, except for Buyer or an Affiliate of Buyer, who may be entitled to any commission or compensation in connection with any transaction under the Transaction Documents.

Section 3.11   Financial Covenants. Guarantor and Seller are in compliance with the financial covenants set forth in the Transaction Documents applicable to each.

Section 3.12   Knowledge of Guarantor. Guarantor further represents and warrants to Buyer that it has read and understands the terms of the Transaction Documents and is familiar with and has independent knowledge of, and has reviewed the books and records regarding, Seller’s and any other Guarantor’s financial condition and affairs, the value of the Purchased Loans and the circumstances bearing on the risk of nonpayment or nonperformance of the Guarantor Liabilities and represents and agrees that it will keep so informed while this Guaranty is in force; provided, however, Guarantor acknowledges and agrees that it is not relying on such financial condition or collateral as an inducement to enter into this Guaranty. Guarantor agrees that Buyer shall have no obligation to investigate the financial condition or affairs of Seller or Guarantor for the benefit of Guarantor or to advise Guarantor of any matter relating to or arising under the Repurchase Agreement or any of the other Transaction Documents or any fact respecting, or any change in, the financial condition or affairs of Seller that might come to the knowledge of Buyer at any time, whether or not Buyer or any Guarantor knows or believes or has reason to know or believe that any such fact or change is unknown to Guarantor or might (or does) materially increase the risk of Guarantor as guarantor or might (or would) affect the willingness of Guarantor to continue as guarantor with respect to the Guarantor Liabilities.

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Section 3.13   Compliance with Transaction Documents. Guarantor (i) has delivered to Buyer all financial statements, certifications and other information and documents required to be delivered by Guarantor under the Repurchase Agreement and any other Transaction Document and such other financial information as Buyer may from time to time reasonably require and that such financial statements and other information shall be true and correct in all material respects and fairly represent in all material respects the financial condition of such Guarantor and its Subsidiaries on the date of delivery, (ii) has not sold, assigned, transferred or otherwise conveyed, in a single transaction or in a series of transactions, any material asset or portion of a material asset which would (A) result in a Material Adverse Effect or (B) violate the Transaction Documents, (iii) has caused Seller to comply with each and every agreement, obligation, duty and covenant under the Transaction Documents and, to the extent Seller does not fulfill its agreements, obligations, duties and covenants under the Transaction Documents, Guarantor shall fulfill the same and (iv) has performed each and every agreement, obligation, duty and covenant under any Transaction Document that Seller covenants to cause Guarantor to do or not to do.

Article 4

COVENANTS

From the date hereof until the Guarantor Liabilities are fully and indefeasibly paid, performed and discharged and the Transaction Documents are terminated, Guarantor shall perform and observe the following covenants, which shall (a) be given independent effect (so that if a particular action or condition is prohibited by any covenant, the fact that it would be permitted by an exception to or be otherwise within the limitations of another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists), and (b) also apply to all Subsidiaries of Guarantor:

Section 4.01   Existence; Governing Documents; Conduct of Business. Guarantor shall (a) preserve and maintain its legal existence, (b) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (c) comply with its Governing Documents and (d) not modify or amend, in a manner which would have a Material Adverse Effect, or terminate its Governing Documents without Buyer’s prior written consent (such consent not to be unreasonably withheld). Guarantor shall (a) continue to engage in the same general lines of business as presently conducted by it and (b) maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business.

Section 4.02   Compliance with Laws, Contractual Obligations and Transaction Documents. Guarantor shall comply in all material respects with all Requirement of Law, including those relating to the reporting and payment of taxes owed by it, and all of its Indebtedness, Contractual Obligations, Guarantee Obligations and Investments. No part of the proceeds of any Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.03   Structural Changes. Guarantor shall not enter into any merger or consolidation, or liquidate, wind up or dissolve, or sell all or substantially all of its assets or

20	Limited Guaranty (Citibank and Northstar)

properties, without Buyer’s prior written consent, except that so long as no Event of Default exists or would result therefrom, Guarantor may merge into or consolidate with another Person so long as (a) such merger or consolidation would not result in a Change of Control, (b) the continuing or surviving Person is the Guarantor and, (c) immediately following the merger or consolidation, the majority of the members of the board of directors (or the applicable equivalent) of the continuing or surviving Person are the same as the majority of the members of the board of directors (or applicable equivalent) of the Guarantor immediately prior to such merger or consolidation. Guarantor shall not sell, assign, transfer or otherwise convey, in a single transaction or in a series of transactions, any material asset or portion of a material asset which would (a) result in a Material Adverse Effect, (b) result in a Change of Control of Seller or (c) violate the Transaction Documents. Guarantor shall ensure that neither the Equity Interests of Seller nor any property or assets of Seller shall be pledged to any Person other than Buyer. Without Buyer’s prior written consent, Guarantor shall not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with an Affiliate, officer, director, shareholder, member or partner of Guarantor unless such transaction is on market and arm’s-length terms and conditions.

Section 4.04   Actions of Guarantor Relating to Distributions, Indebtedness, Guarantee Obligations, Contractual Obligations and Liens. Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or similar fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of Guarantor or any Affiliate of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor or any Affiliate of Guarantor; provided, that Guarantor may declare and pay any dividends or make distributions in accordance with its Governing Documents or make a payment on account of, or set apart assets for, a sinking or similar fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of Guarantor or any Affiliate of Guarantor, to the extent permitted by its Governing Documents, so long as no Event of Default exists or would exist as a result thereof or to the extent required by Requirement of Law to maintain its REIT status. Guarantor shall not (a) contract, create, incur, assume, grant or permit to exist any Lien on or with respect to the Purchased Loans or any other collateral pledged under the Transaction Documents of any kind, except for Permitted Liens, or (b) except as provided in the preceding clause (a), grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on any of the foregoing.

Section 4.05   Delivery of Income. To the extent Guarantor or any Affiliate of Guarantor receives any Income directly, Guarantor or such Affiliate of Guarantor shall deposit such amounts into the Cash Management Account within one (1) Business Day of receipt thereof. If any Income is received by Guarantor or any Affiliate of Guarantor, Guarantor shall hold such Income in trust for Buyer, segregated from other funds of Guarantor, until delivered to the Cash Management Account in accordance with the terms hereof and of the Transaction Documents. Neither Guarantor nor any Affiliate of Guarantor shall deposit or cause to be deposited to the Cash Management Account cash or cash proceeds other than Income or other payments required to be deposited therein under the Transaction Documents.

21	Limited Guaranty (Citibank and Northstar)

Section 4.06   Delivery of Financial Statements and Other Information. Guarantor shall deliver or cause to be delivered the following to Buyer, as soon as available and in any event within the time periods specified:

(a)       within forty-five (45) days after the end of each fiscal quarter of Guarantor, (i) the unaudited balance sheets of Guarantor and its Consolidated Subsidiaries as at the end of such period and (ii) the related unaudited statements of operations, stockholders’ equity and cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case the information required to be in a 10-Q, all certified as being true and correct by an officer’s certificate;

(b)       within ninety (90) days after the end of each fiscal year of Guarantor, (i) the audited balance sheets of Guarantor as at the end of such fiscal year, (ii) the related statements of operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, (iii) an opinion thereon of an independent certified public accountant of recognized national standing consented to by Buyer in its reasonable discretion, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP, (iv) while Guarantor is a public company, any certification from such accountants required to be publicly filed or, from and after the time Guarantor is no longer a public company, a certification from such accountants that, in making the examination necessary therefor, no information was obtained of any Default or Event of Default except as specified therein and (v) projections of Guarantor of the operating budget and cash flow budget of Guarantor for the following fiscal year;

(c)       any management letter submitted to Seller or Guarantor by independent certified public accountants in connection with each annual or interim audit of the books and records of Seller or Guarantor made by such accountants relating to internal controls;

(d)       all material reports, notices and other documents that Guarantor makes to or files with any Governmental Authority, promptly after the delivery or filing thereof; and

(e)       such other information regarding the financial condition, operations or business of Seller, Guarantor or any Consolidated Subsidiaries of Guarantor as Buyer may reasonably request.

Notwithstanding the foregoing, the requirement to deliver financial statements will be satisfied at any such time as such financial statements are publicly posted on the official web site of the Guarantor or appropriately filed with the United States Securities and Exchange Commission.

Section 4.07   Delivery of Notices. Guarantor shall promptly notify Buyer of the occurrence of any of the following of which Guarantor has knowledge (in each case to the extent Seller has not already provided notice of same to Buyer), together with a certificate of a Responsible Officer of Guarantor setting forth details of such occurrence and any action Guarantor has taken or proposes to take with respect thereto:

22	Limited Guaranty (Citibank and Northstar)

(a)       with respect to Guarantor, any material violation of Requirement of Law, a material decline in the value of Guarantor’s assets or properties, an Internal Control Event or any other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(b)       the existence of any Default or Event of Default;

(c)       in the event of a margin call (however defined or described in the applicable underlying Indebtedness documents) or other similar event occurs pursuant to which a lender or buyer requires any of Guarantor or any Affiliate of Seller or any Guarantor pursuant to another facility to post additional cash or assets in connection with any Indebtedness and the amount of any such margin call or other similar request made or outstanding on such day or the five (5) Business Day period in which such day occurs is equal to or greater than $2,000,000, Guarantor shall promptly (and in no event later than two (2) Business Days after any such margin call or request) provide Buyer notice of any such margin call(s) or request(s) which details (i) the amount of such margin call(s), (ii) the time period for such margin call(s) to be satisfied, (iii) whether cash or other assets were used to satisfy the margin call(s), (iv) the name of the counterparty and (v) any other information reasonably requested by Buyer with respect thereto;

(d)       the establishment of a rating by any Rating Agency applicable to Guarantor or any Affiliate of Guarantor and any downgrade in or withdrawal of such rating once established; and

(e)       the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitral proceedings before any Governmental Authority that (i) affects Guarantor, (ii) questions or challenges the validity or enforceability of this Guaranty or (iii) individually or in the aggregate, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 4.08   Acknowledgement. Guarantor acknowledges and agrees with the statements set forth in Section 23 of the Repurchase Agreement and agrees not to take any action or position which is inconsistent with such statements. Guarantor further acknowledges the disclosures set forth in Section 24 of the Repurchase Agreement.

Section 4.09   Compliance with Transaction Documents; Due Diligence. Guarantor shall cause Seller to comply with each and every agreement, obligation, duty and covenant under the Transaction Documents. Guarantor shall keep informed of Seller’s financial condition, the performance of the Purchased Loans, the financial condition of Guarantor and all circumstances which bear on the risk nonpayment or nonperformance of the Guarantor Liabilities.

Section 4.10   Financial Covenants.

a)   At all times, Guarantor shall have Tangible Net Worth equal to the Required Capital Amount.

b)  Guarantor shall not permit the ratio of its Total Indebtedness to its Total Equity to be greater than 3.00 to 1.00. For the avoidance of doubt, any calculation of Total Indebtedness will include any and all recourse and non-recourse debt of Guarantor and any Consolidated Subsidiary of Guarantor.

23	Limited Guaranty (Citibank and Northstar)

c)  Guarantor shall not permit the ratio of (i) the sum of EBITDA for Guarantor and its Consolidated Subsidiaries to (ii) Fixed Charges for Guarantor and its Consolidated Subsidiaries to be less than 1.40 to 1.00.

Article 5

EXPENSES

Section 5.01   Expenses. Guarantor shall promptly on demand pay to, or as directed by, Buyer all third-party out-of-pocket costs and expenses (including reasonable legal, accounting and advisory fees and expenses) incurred by Buyer in connection with (a) the development, evaluation, preparation, negotiation, execution, consummation, delivery and administration of, and any amendment, supplement or modification to, or extension, renewal or waiver of, this Guaranty and the other Transaction Documents and the (b) the enforcement of and the exercise of remedies with respect to the Transaction Documents or this Guaranty or the payment or performance of the Repurchase Obligations or any Guarantor Liabilities, and such expenses shall be included in the Guarantor Liabilities. This Section 5.01 shall survive the termination of the Transaction Documents and the full and indefeasible payment, performance and discharge of the Guarantor Liabilities.

Article 6

MISCELLANEOUS PROVISIONS

Section 6.01   Governing Law. This Guaranty and any claim, controversy or dispute arising under or related to or in connection with this Guaranty, the relationship of the parties and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York, without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

Section 6.02   Submission to Jurisdiction; Service of Process. Guarantor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents, or for recognition or enforcement of any judgment, and Guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by Requirement of Law, in such federal court. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Requirement of Law. Nothing in this Guaranty or the other Transaction Documents shall affect any right that Buyer or any Indemnified Party may otherwise have to bring any action or proceeding arising out of or relating to the Transaction Documents against Guarantor or its properties in the courts of any jurisdiction. Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Requirement of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Transaction Documents in any court referred to above, and the defense of an inconvenient forum

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to the maintenance of such action or proceeding in any such court. Guarantor irrevocably consents to service of process in the manner provided for notices in Section 6.11. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by Requirement of Law.

Section 6.03   IMPORTANT WAIVERS.

(a)      GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY BUYER OR ANY INDEMNIFIED PARTY.

(b)      TO THE EXTENT PERMITTED BY REQUIREMENT OF LAW, GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN IT AND BUYER OR ANY INDEMNIFIED PARTY, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THE TRANSACTION DOCUMENTS, THE PURCHASED LOANS, THE TRANSACTIONS, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN IT AND BUYER OR ANY INDEMNIFIED PARTY, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY OR ANY INDEMNIFIED PARTY. GUARANTOR WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

(c)      TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, GUARANTOR AND BUYER EACH HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO PARTY TO ANY OF THE TRANSACTION DOCUMENTS NOR ANY INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS.

(d)      GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BUYER OR AN INDEMNIFIED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BUYER OR AN INDEMNIFIED PARTY WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 6.03 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH

25	Limited Guaranty (Citibank and Northstar)

WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTION DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(e)      GUARANTOR ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 6.03 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT BUYER HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE TRANSACTION DOCUMENTS, AND THAT BUYER WILL CONTINUE TO RELY ON SUCH WAIVERS IN ITS RELATED FUTURE DEALINGS UNDER THE TRANSACTION DOCUMENTS. GUARANTOR FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(f)      THE WAIVERS IN THIS SECTION 6.03 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE TRANSACTION DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(g)      THE PROVISIONS OF THIS SECTION 6.03 SHALL SURVIVE TERMINATION OF THE TRANSACTION DOCUMENTS AND THE FULL AND INDEFEASIBLE PAYMENT, PERFORMANCE AND DISCHARGE OF THE GUARANTOR LIABILITIES.

Section 6.04   Integration. The Transaction Documents supersede and integrate all previous negotiations, contracts, agreements and understandings (whether written or oral) between the Persons party thereto relating to a sale and repurchase of Purchased Loans, Guarantor’s guaranty of the Guarantor Liabilities and the other matters addressed by the Transaction Documents, and contain the entire final agreement of the Persons party thereto relating to the subject matter thereof.

Section 6.05   Survival and Benefit of Guarantor’s Agreements. This Guaranty shall be binding on and shall inure to the benefit of Buyer, Guarantor and their successors and permitted assigns. All of Guarantor’s indemnities in this Guaranty, and all other provisions in this Guaranty that, by their terms, expressly survive termination of the Transaction Documents, shall survive the termination of the Transaction Documents and the full and indefeasible payment, performance and discharge of the Guarantor Liabilities and the Repurchase Obligations, and shall apply to and benefit all Indemnified Parties, Buyer and its successors and assigns. No other Person shall be entitled to any benefit, right, power, remedy or claim under this Guaranty.

Section 6.06   Cumulative Rights. All rights of Buyer hereunder or otherwise arising under the Transaction Documents or any documents executed in connection with or as security for the Guarantor Liabilities or under Requirement of Law are separate and cumulative and may

26	Limited Guaranty (Citibank and Northstar)

be pursued separately, successively or concurrently, or not pursued, without affecting, limiting or impairing any other right of Buyer and without limiting, affecting or impairing the liability of Guarantor.

Section 6.07   Usury. Notwithstanding any other provision contained herein to the contrary, no provision of this Guaranty shall require or permit the collection from Guarantor of interest in excess of the maximum rate or amount that Guarantor may be required or permitted to pay pursuant to any Requirement of Law. In the event any such interest is collected, it shall be applied in reduction of Guarantor’s obligations hereunder, and the remainder of such excess collected shall be returned to Guarantor once such obligations have been fully satisfied.

Section 6.08   Assignments.

(a)      Guarantor shall not sell, assign, delegate or transfer any of its rights, Guarantor Liabilities or any other duties or obligations under this Guaranty or the other Transaction Documents without the prior written consent of Buyer (which may be granted or withheld in its discretion), and any attempt by Guarantor to do so without such consent shall be null and void.

(b)      Buyer may at any time sell, assign, delegate or transfer any of its rights and/or obligations under this Guaranty and/or the Guarantor Liabilities subject to the terms and conditions of Section 19 of the Repurchase Agreement.

(c)      Guarantor shall cooperate with Buyer in connection with any such sale and assignment of participations or assignments and shall enter into such restatements of, and amendments, supplements and other modifications to, this Guaranty to give effect to any such sale or assignment; provided, that none of the foregoing shall change any economic or other material term of this Guaranty in a manner adverse to Guarantor without the consent of Guarantor in its commercially reasonable discretion.

Section 6.09   Confidentiality. All information regarding the terms set forth in any of the Transaction Documents shall be kept confidential and shall not be disclosed by Guarantor to any Person except (a) to the Affiliates of Guarantor or its or their respective directors, officers, employees, agents, advisors, attorneys and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or required by Requirement of Law, (c) to the extent required to be included in the financial statements of Guarantor or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Transaction Documents, the Purchased Loans, the Purchased Loan Documents or Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) to the extent required in connection with any litigation between the parties in connection with any Transaction Document or (g) to any actual or prospective participant, assignee, pledge transferee or any counterparty to any Hedge Transaction which agrees to comply with this Section 6.09; provided, that no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent a summary would suffice, and any such disclosure shall redact all pricing and other economic terms set forth therein to the extent such disclosure can be satisfied by a redacted copy of such Transaction Document. Notwithstanding anything to the contrary contained herein or in any Transaction Document, Guarantor and any Affiliate of

27	Limited Guaranty (Citibank and Northstar)

Guarantor shall be entitled to disclose any and all terms of any Transaction Document (including the public filing thereof) if the Guarantor, in its sole discretion, deems it necessary or appropriate under the rules or regulations of the Securities and Exchange Commission and/or the New York Stock Exchange.

Section 6.11   No Implied Waivers; Amendments. No failure on the part of Buyer to exercise, or delay in exercising, any right or remedy under the Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy thereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies in the Transaction Documents are cumulative and not exclusive of any rights and remedies provided by Requirement of Law. Application of the Default Rate after an Event of Default shall not be deemed to constitute a waiver of any Event of Default or Buyer’s rights and remedies with respect thereto, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Rate is applied. Except as otherwise expressly provided in the Transaction Documents, no amendment, waiver or other modification of any provision of this Guaranty shall be effective without the signed agreement of Guarantor and Buyer. Any waiver or consent under the Transaction Documents shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.

Section 6.12   Notices and Other Communications. Unless otherwise provided in this Guaranty, all notices, consents, approvals, requests and other communications required or permitted to be given to a party hereunder shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email, if also sent by one of the foregoing to the address for such party set forth below or such other address as such party shall specify from time to time in a notice to the other party. Any of the foregoing communications shall be effective when delivered on a Business Day (or if not a Business Day, on the next Business Day thereafter). A party receiving a notice that does not comply with the technical requirements of this Section 6.12 may elect to waive any deficiencies and treat the notice as having been properly given.

If to Guarantor:

NorthStar Real Estate Income II, Inc.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention:                     General Counsel
Email:                           rlieberman@nrfc.com
Facsimile No.:              (212) 547-2704
Confirmation No.:        (212) 547-2604

with a copy to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:                     Robert J. Grados, Esq.

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Email:                          Robert.grados@allenovery.com
Facsimile No.:             (212) 610-6399

If to Buyer:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention:                    Richard Schlenger
Email:                          Richard.schlenger@citi.com
Tel:                              (212) 816-7806
Fax:                             (212) 816-8307

with a copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention:                    Brian Krisberg, Esq.
Email                           bkrisberg@sidley.com
Tel:                              (212) 839-8735
Fax:                             (212) 839-5599

Section 6.13   Counterparts; Electronic Transmission. This Guaranty may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same instrument. Guarantor agrees that this Guaranty, any documents to be delivered pursuant to this Guaranty, any other Transaction Document and any notices hereunder may be transmitted between them by email and/or facsimile. Guarantor intends that faxed signatures and electronically imaged signatures such as PDF files shall constitute original signatures and are binding on Guarantor.

Section 6.14   No Personal Liability. No administrator, incorporator, Affiliate, owner, member, partner, stockholder, officer, director, employee, agent or attorney of Guarantor, Buyer or any Indemnified Party, as such, shall be subject to any recourse or personal liability under or with respect to any obligation of Buyer or Guarantor under the Transaction Documents, whether by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed that the obligations of Buyer and Guarantor under the Transaction Documents are solely their respective corporate, limited liability company or partnership obligations, as applicable, and that any such recourse or personal liability is hereby expressly waived. This Section 6.14 shall survive the termination of the Transaction Documents and the full and indefeasible payment, performance and discharge of the Guarantor Liabilities.

Section 6.15   Buyer’s Waiver of Set-off. Buyer, solely in its capacity as Buyer under the Transaction Documents, hereby waives any right of set-off it may have or to which it may be or become entitled under the Transaction Documents or, solely to the extent related to the Transaction Documents, Requirement of Law, against Guarantor.

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Section 6.16   Guarantor’s Waiver of Set-off. Guarantor hereby waives any right of set-off it may have or to which it may be or become entitled under the Transaction Documents, Requirement of Law or otherwise against Buyer, any Affiliate of Buyer, any Indemnified Party or their respective assets or properties.

Section 6.17   Periodic Due Diligence Review. Buyer may perform continuing due diligence reviews with respect to Guarantor and any Affiliates of Guarantor, including ordering new third-party reports, for purposes of, among other things, verifying compliance with the representations, warranties, covenants, agreements, duties, obligations and specifications made under the Transaction Documents or otherwise. Upon reasonable prior notice to Guarantor, unless a Default or Event of Default exists, in which case no notice is required, Buyer or its representatives may during normal business hours inspect any properties and examine, inspect and make copies of the books and records of Guarantor and any Affiliates of Guarantor, the Purchased Loan Documents and the Servicing Records. Guarantor shall make available to Buyer one or more knowledgeable financial or accounting officers and representatives of the independent certified public accountants of Seller and Guarantor for the purpose of answering questions of Buyer concerning any of the foregoing. Guarantor shall pay all costs and expenses (including legal fees and expenses) incurred by Buyer in connection with Buyer’s activities pursuant to this Section 6.17, subject to the terms and conditions set forth in Section 27 of the Repurchase Agreement.

Section 6.18   Time of the Essence. Time is of the essence with respect to all obligations, duties, covenants, agreements, notices or actions or inactions of Guarantor under the Transaction Documents.

Section 6.19   Severability. Each provision of this Guaranty shall be valid, binding and enforceable to the fullest extent permitted by Requirement of Law. In case any provision in or obligation, duty, covenant or agreement under this Guaranty or the other Transaction Documents shall be invalid, illegal or unenforceable in any jurisdiction (either in its entirety or as applied to any Person, fact, circumstance, action or inaction), the validity, legality and enforceability of the remaining provisions, obligations, duties, covenants and agreements, or of such provision, obligation, duty, covenant or agreement in any other jurisdiction or as applied to any Person, fact, circumstance, action or inaction, shall not in any way be affected or impaired thereby.

Section 6.20   Headings; Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules, exhibits and annexes (if any) attached hereto and referred to herein shall constitute a part of this Guaranty and are incorporated into this Guaranty for all purposes.

Section 6.21   Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

Section 6.22   Additional Liability of Guarantor. If Guarantor is or becomes liable for any Indebtedness owing by Seller to Buyer by endorsement or otherwise than under this Guaranty, such liability shall not be in any manner impaired or reduced hereby but shall have all

30	Limited Guaranty (Citibank and Northstar)

and the same force and effect it would have had if this Guaranty had not existed and such Guarantor’s liability hereunder shall not be in any manner impaired or reduced thereby.

Section 6.23   Bankruptcy Code Waiver. In the event that Seller becomes a debtor in any proceeding under the Bankruptcy Code, Guarantor shall not be deemed to be a “creditor” (as defined in Section 101 of the Bankruptcy Code) of Seller, by reason of the existence of this Guaranty, and in connection herewith, Guarantor hereby waives any such right as a “creditor” under the Bankruptcy Code. This waiver is given to induce Buyer to enter into the transactions contemplated by the Transaction Documents. After the Guarantor Liabilities are fully and indefeasibly paid, performed and discharged, there shall be no obligations or liabilities under this Guaranty outstanding and the Transaction Documents are terminated, this waiver shall be deemed to be terminated.

Section 6.24   Action by Affiliates. No encumbrance, assignment, leasing, subletting, sale or other transfer by Seller or any Affiliate of the foregoing of any of Seller’s or any Affiliate of the foregoing’s assets or property shall operate to extinguish or diminish the liability of Guarantor under this Guaranty.

Section 6.25   Subordination.

(a)       As used in this Guaranty, the term “Guarantor Claims” shall mean all debts, liabilities and other Indebtedness of Seller or any other Repurchase Party to Guarantor, whether such debts, liabilities and other Indebtedness now exist or are hereafter incurred or arise, or whether the obligations of such Seller or Guarantor thereon be direct, contingent, primary, secondary, joint, several, joint and several, or otherwise, and irrespective of whether such debts, liabilities or other Indebtedness be evidenced by note, contract, open account or otherwise, and irrespective of the Person or Persons in whose favor such debts, liabilities or other Indebtedness may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. Guarantor Claims shall include, without limitation, all rights and claims of Guarantor against Seller (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guarantor Liabilities. All Guarantor Claims are and shall be subordinate to the Guarantor Liabilities.

(b)       In the event of any Insolvency Proceedings involving Guarantor as debtor, Buyer shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian distributions and any payments which would otherwise be payable upon Guarantor Claims to the extent of any sums owed by Guarantor hereunder. Guarantor hereby assigns such distributions and payments to Buyer. Should Buyer receive, for application upon the Guarantor Liabilities, any such distribution or payment which is otherwise payable to Guarantor, and which, as between Seller on the one hand and Guarantor on the other, shall constitute a credit upon Guarantor Claims, then upon payment to Buyer in full of the Repurchase Obligations, Guarantor shall become subrogated to the rights of Buyer to the extent that such payments to Buyer on Guarantor Claims have contributed toward the liquidation of the Repurchase Obligations, and such subrogation shall be with respect to that proportion of the Repurchase Obligations which would have been unpaid if Buyer had not received distributions or payments upon Guarantor Claims.

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(c)       In the event that, notwithstanding anything to the contrary in this Guaranty, Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty, Guarantor agrees to hold in trust for Buyer an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Buyer, and Guarantor covenants promptly to pay the same to Buyer.

(d)       Guarantor agrees that any claims, charges or Liens against Seller or Guarantor and/or Seller’s or Guarantor’s assets and property with respect to Guarantor Claims shall be and remain inferior and subordinate to any claims, charges or Liens of Buyer against Seller or Guarantor and/or Seller’s or Guarantor’s assets and property, regardless of whether such claims, charges or Liens in favor of Guarantor or Buyer presently exist or are hereafter created or attach. Without Buyer’s prior written consent (which may be granted or withheld in its discretion), Guarantor shall not (i) exercise or enforce any creditor’s right it may have against Seller, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any Insolvency Proceeding) to enforce any claims, charges, Liens, mortgage, deeds of trust, security interests, collateral rights, judgments or other encumbrances against Seller or the assets or property of Seller held by Guarantor.

Section 6.26   Commercial Transaction. To induce Buyer to accept this Guaranty and enter into the transactions evidenced by and secured by the Transaction Documents, Guarantor agrees that said transactions are commercial and not consumer transactions.

Section 6.27   Taxes.

(a)       All payments made by Guarantor to Buyer or any other Indemnified Party under the Transaction Documents shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer or such other Indemnified Party is organized or of its applicable lending office, or a state or foreign jurisdiction with respect to which Buyer or such other Indemnified Party has a present or former connection, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Guarantor for its own account not later than the date when due. If any taxes are required to be deducted or withheld from any amounts payable to Buyer and/or any other Indemnified Party, then Guarantor shall (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; and (c) pay to Buyer or other Indemnified Party such additional amounts (the “Additional Amount”) as may be necessary so that every net payment made under this Guaranty after deduction or withholding for or on account of any Taxes (including any Taxes on such increase and any penalties) is not less than the amount that would have been paid absent such deduction or withholding. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to (i) net income or franchise taxes imposed on Buyer and/or any other Indemnified Party, with respect to payments required to be made by Guarantor under the Transaction Documents, by a taxing jurisdiction in

32	Limited Guaranty (Citibank and Northstar)

which Buyer and/or any other Indemnified Party is organized, conducts business or is paying taxes (as the case may be). Promptly after Guarantor pays any taxes referred to in this Section 6.27, Guarantor will send Buyer appropriate evidence of such payment.

(b)       In addition, Guarantor agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (“Other Taxes”).

(c)       Guarantor agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 6.27(c), and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided, that Buyer shall have provided Guarantor with evidence, reasonably satisfactory to Guarantor, of payment of Taxes or Other Taxes, as the case may be.

(d)       Without prejudice to the survival or any other agreement of Guarantor hereunder, the agreements and obligations of Guarantor contained in this Section 6.27 shall survive the termination of this Guaranty. Nothing contained in this Section 6.27 shall require Buyer to make available any of their tax returns or other information that it deems to be confidential or proprietary.

Section 6.28   Patriot Act Notice. Buyer hereby notifies Guarantor that Buyer is required by the Patriot Act to obtain, verify and record information that identifies Guarantor.

Section 6.29   Successive Actions. A separate right of action hereunder shall arise each time Buyer acquires knowledge of any matter indemnified or guaranteed by Guarantor under this Guaranty. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and Guarantor hereby waives and covenants not to assert any defense in the nature of splitting causes of action or merger of judgments.

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33	Limited Guaranty (Citibank and Northstar)

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed as of the date first written above.

GUARANTOR:	NORTHSTAR REAL ESTATE INCOME II, INC.,
a Maryland corporation

	By:	/s/ Ronald J. Lieberman
	Name:	Ronald J. Lieberman
	Title:	Executive Vice President, General Counsel & Secretary

Limited Guaranty (Citibank and Northstar)